                                                                   EXHIBIT 11.1

                           KOPPERS INDUSTRIES, INC.
             STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                          YEARS ENDED DECEMBER 31,
                         -----------------------------------------------------------
                            1992        1993         1994        1995        1996
PRIMARY EARNINGS PER
SHARE:
Voting common stock
 outstanding............   5,715,225   5,686,029    5,545,030   5,351,907  5,290,151
Non-Voting common stock
 outstanding............          --          --           --   2,338,200  3,867,749
Series B Junior
 Convertible Preferred
 Stock..................   2,340,000   2,340,000    2,340,000   2,340,000         --
Common stock
 equivalents............   1,964,574   2,008,377    2,685,741     346,551    461,813
                         ----------- -----------  ----------- ----------- ----------
Common stock
 outstanding, including
 convertible securities.  10,019,799  10,034,406   10,570,971  10,376,658  9,619,713
Net income (loss) to
 common stockholders
 (000's)................ $     8,492 $    (2,494) $    10,158 $    24,440 $   14,098
Primary earnings (loss)
 per common share....... $      0.85 $     (0.25) $      0.96 $      2.36 $     1.47
                         =========== ===========  =========== =========== ==========
FULLY DILUTED EARNINGS
PER SHARE:
Voting common stock
 outstanding............   5,715,225   5,686,029    5,545,230   5,351,907  5,290,151
Non-Voting common stock
 outstanding............          --          --           --   2,338,200  3,867,749
Series B Junior
 Convertible Preferred
 Stock..................   2,340,000   2,340,000    2,340,000   2,340,000         --
Common stock
 equivalents............   2,042,802   1,955,466    2,685,741     371,616    485,518
                         ----------- -----------  ----------- ----------- ----------
Common stock
 outstanding, including
 convertible securities.  10,098,027   9,981,495   10,570,971  10,401,723  9,643,418
Net income (loss) to
 common stockholders
 (000's)................ $     8,492 $    (2,494) $    10,158 $    24,440 $   14,098
Fully diluted earnings
 (loss) per common
 share.................. $      0.84 $      (.25) $      0.96 $      2.35 $     1.46
                         =========== ===========  =========== =========== ==========

  Each share of the former Series B Junior Convertible Preferred Stock was assumed to have been converted into Non-Voting Common Stock. Common stock equivalents include stock options granted to management, and stock warrants granted to certain lenders prior to their exercise in 1995. Each stock option awarded to management gives the holder the right to purchase an equivalent amount of common stock at the listed exercise price and becomes exercisable in increments of one third per year over a total vesting period of three years from the date of grant. During 1995 all of the remaining stock warrants were exercised in exchange for 2,399,850 shares of non-voting common stock for $1.11 each, 61,650 of which were subsequently repurchased and retired. Net income available to common stockholders prior to 1995 is net of dividends accrued on the Series A Exchangeable Preferred Stock.

                                                              NINE MONTHS
                                                          ENDED SEPTEMBER 30,
                                                         ----------------------
                                                            1996       1997
PRIMARY EARNINGS PER SHARE:
Voting common stock outstanding.........................  5,291,865   5,179,910
Non-Voting common stock outstanding.....................  3,948,182   3,628,200
Common stock equivalents................................    462,506     439,197
                                                         ---------- -----------
  Common stock outstanding, including convertible
   securities...........................................  9,702,553   9,247,307
Net income to common stockholders (000's)............... $    5,527 $    22,159
  Primary earnings per common share..................... $     0.57 $      2.40
                                                         ========== ===========
FULLY DILUTED EARNINGS PER SHARE:
Voting common stock outstanding.........................  5,291,865   5,179,910
Non-Voting common stock outstanding.....................  3,948,182   3,628,200
Common stock equivalents................................    462,506     439,197
                                                         ---------- -----------
  Common stock outstanding, including convertible
   securities...........................................  9,702,553   9,247,307
Net income to common stockholders (000's)............... $    5,527 $    22,159
  Fully diluted earnings per common share............... $     0.57 $      2.40
                                                         ========== ===========

  Common stock equivalents include stock options granted to management and stock warrants granted to certain lenders. Each stock option awarded to management gives the holder the right to purchase an equivalent amount of common stock at the listed exercise price and becomes exercisable in increments of one third per year over a total vesting period of three years from the date of grant.